Exhibit 99.1

BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606

August 17, 2015
FOR IMMEDIATE RELEASE
BB&T Contacts:
ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021	Tamera Gjesdal Senior Vice President Investor Relations (336) 733-3058	MEDIA Cynthia A. Williams Senior Executive Vice President Corporate Communications (336) 733-1470
National Penn Contacts: ANALYSTS Michael J. Hughes Senior Executive Vice President Chief Financial Officer (484) 709-3305

BB&T to acquire National Penn Bancshares, Inc.

Strategically compelling, financially attractive transaction

•     Attractive expansion of Mid-Atlantic footprint

•     Combined #4 ranking in Pennsylvania

•     Complements legacy Susquehanna franchise

•     Strong fit with BB&T’s culture and community banking model

•     EPS accretive and strong IRR

WINSTON-SALEM, N.C. and ALLENTOWN, PA. – BB&T Corporation (NYSE: BBT) and National Penn Bancshares, Inc. (NASDAQ: NPBC) announced today the signing of a definitive agreement under which BB&T will acquire National Penn in a cash and stock transaction for total consideration valued at approximately $1.8 billion. This acquisition will significantly expand BB&T’s footprint in the Mid-Atlantic region and improve its deposit market share to #4 in Pennsylvania.

1

MORE

National Penn, headquartered in Allentown, Pa., has $9.6 billion in assets, $6.7 billion in deposits and 124 banking offices in Pennsylvania, New Jersey and Maryland.

“The acquisition of National Penn provides a tremendous opportunity to strengthen our franchise in Pennsylvania and continue building the scale necessary to operate efficiently and with high quality service,” said BB&T Chairman and Chief Executive Officer Kelly S. King. “As the fourth largest bank in the state, we will have a significant presence in these markets. BB&T will have the breadth of market coverage combined with excellent client service levels that will allow us to grow our client base.”

“National Penn is an attractive, well run company with strong management. National Penn’s culture, commitment to its communities and business model are a strong fit with BB&T’s,” King said. “We are extremely excited to welcome our new clients and associates to BB&T. National Penn’s strong reputation in these markets presents great opportunities for BB&T to leverage our proven community banking capabilities.”

“I am very proud of the strong and consistent financial performance delivered by the team members of National Penn,” said National Penn President and Chief Executive Officer Scott V. Fainor. “We believe partnering with a high-quality company such as BB&T will continue to benefit our shareholders, employees, customers and communities.”

Fainor will be named group executive, with responsibility to oversee multiple community banking regions with deposits in excess of $30 billion in Pennsylvania and contiguous states. In addition, BB&T plans to establish a fourth community banking region for eastern Pennsylvania, headquartered in Allentown, and will name David B. Kennedy, National Penn’s chief banking officer, as the president of the region.

BB&T’s focus on culture, associates, clients and communities has and will continue to be a critical part of all acquisitions. BB&T plans to continue National Penn’s tradition of commitment to its communities by creating a $5 million fund to support ongoing economic development in the greater Lehigh Valley and Berks County communities.

Under the terms of the agreement, which was approved by the board of directors of each company, merger consideration will be approximately $1.8 billion consisting of 70 percent BB&T common stock and 30 percent cash. National Penn stockholders can elect to receive 0.3206 of a share of BB&T common stock or $13.00 in cash for each share of National Penn common stock, subject to proration such that total consideration will consist of approximately $550 million in cash and approximately 31.6 million BB&T common shares. The merger consideration is valued at $13.00 per share based on the average closing price of BB&T over the 20 trading days ending on August 17, 2015.

BB&T expects to incur pre-tax merger and integration costs of approximately $100 million and expects to achieve annual cost savings of approximately $65 million (approximately 30 percent of National Penn’s non-interest expenses). BB&T expects this acquisition to be accretive to earnings per share in the first full year excluding one-time charges and expects the transaction to exceed its IRR hurdle.

MORE

This acquisition is subject to customary closing conditions including regulatory approvals and approval by National Penn shareholders. The transaction is expected to close in mid-2016.

Deutsche Bank Securities Inc. served as financial advisor to BB&T. O’Melveny & Myers LLP served as legal counsel to BB&T in this transaction.

Sandler O’Neill & Partners, L.P. served as financial advisor to National Penn. Wachtell, Lipton, Rosen & Katz served as legal counsel to National Penn in this transaction.

BB&T has posted a presentation to its website discussing the transaction. To access the presentation, go to BBT.com.

Conference Call Info

BB&T will host a conference call for investors at 8 a.m. ET on Aug. 18, 2015, to discuss the transaction. You may participate in the conference by dialing 877-604-9668 and entering the participant code 1695712. A presentation will be used during the conference call and is available on our website at BBT.com. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 1695712).

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with approximately $210 billion in assets and market capitalization of approximately $31.4 billion, as of August 14, 2015. Based in Winston-Salem, N.C., the company operates 2,149 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. BB&T has also been named one of the World’s Strongest Banks by Bloomberg Markets Magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at BBT.com.

MORE

About National Penn

National Penn Bancshares, Inc., with approximately $9.6 billion in assets, is a bank holding company headquartered in Allentown, Pa. National Penn Bank operates 124 branch offices throughout Pennsylvania, New Jersey and Maryland.

National Penn’s financial services affiliates are National Penn Wealth Management, NA, including its National Penn Investors Trust Company division; Institutional Advisors LLC; and National Penn Insurance Services Group, Inc.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol “NPBC”. Please visit National Penn’s web site at NationalPennBancshares.com to see National Penn’s regularly posted material information.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving National Penn’s and BB&T’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in National Penn’s and BB&T’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by National Penn shareholders; delay in closing the merger; difficulties and delays in integrating the National Penn business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BB&T products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and other legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Important Additional Information and Where to Find It

In connection with the proposed merger, BB&T will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of National Penn and a Prospectus of BB&T, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF NATIONAL PENN ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about BB&T and National Penn, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from BB&T at www.bbt.com under the heading “About BB&T” and then under the heading “Investor Relations” and then under “BB&T Corporation’s SEC Filings” or from National Penn at www.nationalpennbancshares.com under the heading “SEC Filings” and then under “Documents”. Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to BB&T Corporation, 150 South Stratford Road, Suite 300, Winston-Salem, North Carolina 27104, Attention: Shareholder Services, Telephone: (336) 733-3065 or to National Penn Bancshares, Inc., 645 Hamilton Street, Suite 1100, Allentown, PA 18101, Attention: Shareholder Services, Telephone: (610) 861-3983.

National Penn and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of National Penn in connection with the proposed merger. Information about the directors and executive officers of National Penn and their ownership of National Penn common stock is set forth in the proxy statement for National Penn’s 2015 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 18, 2015. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

###